Exhibit 99



                     Dillard's, Inc. Declares Cash Dividend

    Dillard's, Inc. (NYSE: DDS) (the "Company") announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable February 5, 2007 to shareholders of record as of December 29, 2006.



    CONTACT: Dillard's, Inc.
             Director of Investor Relations
             Julie J. Bull, 501-376-5965